UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

COBRA ELECTRONICS CORPORATION

(Name of Subject Company)

COBRA ELECTRONICS CORPORATION

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.33 (1/3) PER SHARE

(Title of Class of Securities)

191042100

(CUSIP Number of Class of Securities)

Robert J. Ben

Senior Vice President, Chief Financial Officer and Secretary

Cobra Electronics Corporation

6500 West Cortland Street

Chicago, Illinois 60707

(773) 889-8870

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Pran Jha

Scott Williams

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.03 and 8.01 of the Current Report on Form 8-K filed by Cobra Electronics Corporation on August 28, 2014 (including all exhibits attached thereto) is incorporated herein by reference.